Exhibit 9.1
                                                            Press Release
                      ***FOR IMMEDIATE RELEASE***

Phoenix International Industries Announces Name Change to Epicus
Communications Group, Inc., a Move Inspired by its Growing
Telecommunications Subsidiary.

West Palm Beach, Fl., Monday, May 05, 2003 - Phoenix International Industries Inc., (OTCBB: PHXU) announced today the change of the company's name to Epicus Communications Group, Inc., "Epicus Group". Effective today the company will commence trading at market open under the new ticker symbol (OTCBB: EPUC).

The move follows the announcement of a record quarter of net earnings by wholly owned subsidiary Epicus Inc., "Epicus" of approximately
$682,000 on sales of over $3.2 million.

"As a holding company, Epicus Group, formerly Phoenix, had acquired and invested in several businesses in recent years" said Gerard Haryman, Chairman and CEO at Epicus Group. "We have since focused our attention on the telecommunications sector with the eventual turn around in mind. Epicus is now our only operating subsidiary and it is performing very well. The name change is being done in an effort to continue building the Epicus brand that has already gained traction in the industry".

"We have exceeded the strategic goals set in place a year ago" said Mark Richards, Epicus Chief Information Officer and acting CEO at Epicus. "We view the name change as a vote of confidence in our performance as well as future outlook. "The name Epicus Communications Group more clearly defines our focus and objectives as one united brand and sets the stage for dynamic growth these next several quarters".


About Epicus Group:

Epicus Group is publicly traded under the symbol (OTCBB: EPUC). Epicus Group is a holding company and may consider investing in and/or acquiring additional properties where there are opportunities to broaden its overall revenue and/or increase its subsidiaries' product portfolios for the further enhancement of the Epicus brand.

About Epicus:

Epicus is an integrated communications provider with voice and data service in the continuous 48 states, international long distance in 240 countries with local exchange services in 7 southeastern states. Epicus is a leader in offering bundled "one bill" local services and the first licensed CLEC in Florida. Epicus offers a full suite of voice and data services for residential and small business customers through its Freedom Rings[TM] voice and AccessNOW[TM] data services brands.



Contact:
Epicus Communications Group, Inc.
John Wind III
Vice President of Marketing and Strategy
Direct: 407-942-1260  jwind@epicus.com
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